Exhibit 10.12

Services Agreement on Issuance of PayPay Bonus (New)

Yahoo Japan Corporation (“Yahoo”) and PayPay Corporation (“PayPay”) enter into the following services agreement regarding the issuance of PayPay Bonus (this “Agreement”).

Article 1 Purpose

The purpose of this Agreement is for Yahoo to entrust to PayPay certain works in connection with the issuance of PayPay Bonus pursuant to the provisions of this Agreement, for the development and enhanced competitiveness of both parties’ businesses.

Article 2 Definitions

1.

In this Agreement, “PayPay Bonus” means the bonus set forth in the PayPay Terms of Use as provided by PayPay and specifically designated by Yahoo (including those with shorter valid periods than usual in accordance with the terms and conditions set forth by PayPay or its partner, Yahoo).

2.

In this Agreement, “Customer” means an individual who has obtained a “Yahoo! JAPAN ID,” which is an identification code assigned to those (regardless of whether they are a corporation or an individual) who use services provided by Yahoo or services affiliated with Yahoo, and who has completed the procedures prescribed by PayPay to link the Yahoo! JAPAN ID with an account for using PayPay’s settlement services (“PayPay Account”).

3.

In this Agreement, “Work” means the following operations by PayPay (however, the use of PayPay Bonus may be restricted for persons who conform to terms and conditions agreed upon separately by both parties):

Operations concerning issuance of PayPay Bonus to any Customer designated by Yahoo or a Yahoo Partner in accordance with the amount paidfor goods purchased or services used by the Customer, or an amount set by Yahoo or a Yahoo Partner’s discretion, and the related handling of personal information.

4.

In this Agreement, “PayPay Bonus Eligible Services” means any service provided by Yahoo or a Yahoo Partner (defined in Paragraph 5) that is agreed upon by a method determined after separate consultation between both parties.

5.

In this Agreement, “Yahoo Partner” means an entity that collaborates with Yahoo in connection with PayPay Bonus Eligible Services, including partnerships entered into after the execution of this Agreement.

Article 3 Services

1.	Yahoo entrusts the Work to PayPay, and PayPay undertakes the Work (the “Services”).

2.	The parties confirm, in light of the relevant laws and ordinances, that the issuer of PayPay Bonus in connection with the Services is PayPay and not Yahoo..

3.

The consideration for the Services shall be without charge, in light of the fact that the Services will promote the use of Yahoo and PayPay’s services, thereby contributing to the development and enhanced competitiveness of both parties’ businesses.

4.

The details of any obligations related to the handling of personal information that arises in connection with the Services under Paragraph 1 shall be as provided in the Memorandum on the Handling of Personal Information (Yahoo administration number: YJC19-10004050) dated May 31, 2019, separately executed between the parties, and this Agreement shall be added to the Original Agreement listed in Exhibit 1 “Original Agreement”] of the same Memorandum.

5.

The start date of the Work under this Agreement (“Work Start Date”) is April 1, 2019; however, the Work Start Date may be altered by written agreement (including email) following discussion between the parties.

Article 4 Issuance of PayPay Bonus

1.	PayPay shall, as part of the Work, provide Yahoo with the necessary and appropriate functions, etc. (“Entrusted Functions”) to enable Yahoo to smoothly perform the Services.

2.

Yahoo may entrust the issuance of PayPay Bonus in the amount set by Yahoo at its discretion within the scope of the Act against Unjustifiable Premiums and Misleading Representations and other laws and ordinances pursuant to the Entrusted Functions prescribed in the preceding paragraph.

3.

In addition to the functions set forth in the preceding paragraph, the Entrusted Functions set forth in Paragraph 1 shall include functions for various processes required for the performance of obligations outlined in Articles 6 to 9 hereof, as well as the ability to verify the results after the various processes has been performed.

Article 5 Payment of PayPay Bonus Issuance Price

1.

Yahoo shall pay to PayPay the amount obtained by multiplying by one yen the number of PayPay Bonus for which Yahoo has entrusted the issuance to Customers pursuant to the provisions of Article 4 by one yen as the issuance price for PayPay Bonus (“PayPay Bonus Issuance Price”).

2.

PayPay shall close the account at the end of each month for the amount calculated in accordance with Paragraph, and issue an invoice by the 10th day of the following month. However, PayPay shall calculate the total amount after deducting the Expired Set-off Amount (as defined in Paragraph 2 of Article 8) for the same month from the PayPay Bonus Issuance Price for that same month.

3.

Yahoo shall pay the amount indicated in the invoice issued by PayPay under the preceding paragraph, by the last day of the month in which the invoice is received, by wire transfer into the bank account designated by PayPay. Yahoo shall bear any transfer fees and other costs associated with that payment.

4.

If there is any difference between the figures or amounts calculated by Yahoo and the figures or amounts collated and presented by PayPay for any amount calculated under this Agreement, including the PayPay Bonus Issuance Price, the parties agree to settle the costs based on the figures or amounts presented by PayPay. After the settlement of such costs, the parties shall cooperate with each other as necessary to investigate the cause of such difference, and if the parties agree that the amount of the difference should be settled based on reasonable data, that amount shall be settled again in the following month.

Article 6 Corrections

1.

If a transaction between Yahoo or a Yahoo Partner and a Customer involving issuance of a PayPay Bonus is canceled after the issuance of the PayPay Bonus, or if an error is found in regards to the amount of the PayPay Bonus to be issued, or concerning the Customer, etc. to whom the PayPay Bonus is to be issued, Yahoo shall carry out the necessary processes, such as deductions, etc. with respect to the PayPay Bonus.

2.

PayPay shall provide to Yahoo, as part of the Entrusted Functions, the functions necessary for making the corrections provided for in the preceding paragraph. Each party shall perform the necessary corrections in accordance with the details of the procedures under the preceding paragraph provided for in the correction specification established by PayPay (the “PayPay Bonus Correction Specification”). In the event the PayPay Bonus Correction Specification is amended, the parties shall consult with each other to determine the amended correction specification.

3.	In the event of any corrections of PayPay Bonus, tthe parties shall settle any discrepencies of the PayPay Bonus Issuance Price based on the change in the amount of PayPay Bonus

Article 7 Coordination

1.

Yahoo may only with the express approval of Pay Pay add, change, correct, or delete PayPay Bonus Eligible Services only when approved by PayPay, and in the event any such addition, etc. is made, Yahoo shall coordinate with PayPay by the method determined by separate consultation.

2.	PayPay shall send necessary files to Yahoo on a daily basis so Yahoo can ascertain information related to Customers and other information designated by Yahoo.

Article 8 Expiration of PayPay Bonus

1.

The parties confirm that any PayPay Bonus (limited to those for which Yahoo has entrusted PayPay with the issuance to Customers pursuant to the provisions of Article 4; hereinafter the same definition shall apply in this Article) that falls under the following items will expire:

(1)	PayPay Bonus held by a Customer whose PayPay Account was suspended by PayPay; or

(2)	PayPay Bonus that has become invalid due to the validity period (if any) having passed.

2.

PayPay will refund to Yahoo the corresponding PayPay Bonus Issuance Price for any amount of PayPay Bonus that expires due to any of the items under the preceding paragraph (the “Expired Set-off Amount”).

3.

In the event a debit process is cancelled with respect to the PayPay Money balance related to a PayPay money transaction in accordance with the second sentence of Paragraph 5 of Article 6 of the PayPay Money General Agency Agreement separately concluded between PayPay and Yahoo, and the PayPay Bonus has been used in such PayPay Money transaction, PayPay shall, at its own expense, issue a new PayPay Bonus, without relying on entrusting the same to Yahoo, with the same valid period as the valid period at the time of issuance of such PayPay Bonus, starting from the date of such cancellation (including the same date). In such cases, the provisions of the preceding paragraph shall not apply to a PayPay Bonus that has been used in the relevant money transaction and has already expired as of the date of such cancellation.

Article 9 Unauthorized Use by a Customer

1.

In the event that a Customer breaches the PayPay Terms of Use or any other terms of use stipulated by PayPay, PayPay may, at its discretion, refuse to issue PayPay Bonus or rescind the issuance of PayPay Bonuses to such Customer.

2.	The parties shall separately consult with each other and determine measures to prevent the unauthorized use of PayPay Bonus and the operation methods thereof.

Article 10 Procedure in Case of System Malfunction

1.

Yahoo shall repair, at its own responsibility and cost, any impairment of Yahoo’s systems (the “Yahoo Systems”) caused by natural disaster, war, insurrection, riot, electricity blackout, telecommunications equipment accident, suspension or emergency maintenance of the services provided by a telecommunications business operator, establishment, amendment or repeal of laws and ordinances in Japan or overseas, or orders, dispositions, or guidance issued by a public authority (“Force Majeure”) or other event not attributable to either party in connection with the operation of the Yahoo Systems.

2.

With respect to the provision of the Entrusted Functions.PayPay shall repair, at its own responsibility and cost, PayPay’s systems (the “PayPay Systems”) and resend data, etc. as necessary for the performance of this Agreement in the event that it becomes impossible to provide the Entrusted Functions due to Force Majeure or other events not attributable to either party

3.

Notwithstanding the preceding two paragraphs, if the operation of the Yahoo Systems or the PayPay Systems is interrupted due to Force Majeure or other events not attributable to either party, the parties shall consult to determine how to address the interruption, how to announce the interruption, and other matters to be confirmed regarding the system malfunction, unless it is clear that either the Yahoo Systems or the PayPay Systems will not be restarted.

Article 11 Helpdesk

Each party confirms that Yahoo is responsible for handling inquiries with respect to PayPay Bonus Alliance Eligible Services and the PayPay Bonus for the Services under this Agreement, and PayPay is responsible for handling inquiries regarding the issuance of PayPay Bonus and PayPay Bonus offered by any person other than Yahoo.

Article 12 No Transfer of Rights and Obligations

Neither party shall transfer to a third party or provide as security all or part of its status, rights and obligations arising under this Agreement without the prior written consent of the other party.

Article 13 Confidentiality Obligations

1.

Each party shall maintain as confidential, during and after the term of this Agreement, any trade secret (as defined in Article 2, paragraph 6 of the Unfair Competition Prevention Act) of the other party obtained through this Agreement and explicitly indicated by the other party to be confidential information at the time of disclosure (“Confidential Information”), and shall not disclose, provide, or divulge Confidential Information to any third party, or use Confidential Information for any purpose other than the performance of this Agreement. However, either party may disclose Confidential Information if and to the extent required pursuant to a legally enforceable request for disclosure by a public agency, provided that the other party is promptly given notice of that disclosure.

2.	Notwithstanding the provisions of the preceding paragraph, Confidential Information does not include:

(1)	information already held at the time of disclosure by the other party;

(2)	information developed independently without reference to Confidential Information disclosed by the other party;

(3)	information that is public knowledge at the time of disclosure by the other party; and

(4)	information that becomes public knowledge after disclosure by the other party due to a reason not attributable to the receiving party.

3.

Each party may disclose the Confidential Information received from the other party to its own officers and employees to the extent necessary for the performance of this Agreement, and to any attorney-at-law, certified public tax accountant or other professional with a professional duty of confidentiality. However, if either party discloses Confidential Information to a third party, that party must cause the third party to assume and comply with confidentiality obligations equivalent to those under this Agreement, and that party is fully liable to the disclosing party for that third party’s handling of the Confidential Information.

4.

Both parties shall treat as Confidential Information, and neither party shall divulge to any third party, the content of this Agreement and all information obtained in connection with the Entrusted Functions under this Agreement.

Article 14 Term

1.

The term of this Agreement is from the date indicated at the end of this Agreement to March 31, 2020. However, unless either party gives written notice at least three months before the expiration of this Agreement of its intention to terminate this Agreement upon expiration, this Agreement will automatically renew for one year from the expiration date, and the same applies thereafter.

2.

If any outstanding obligations exist at the end of this Agreement, the provisions of this Agreement will continue to apply with respect to those obligations until performance of the outstanding obligations is completed.

Article 15 Termination for Cause

1.

If either party breaches all or part of its obligations under this Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without prior notice or demand for cure.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without prior notice or demand for cure, if the other party:

(1)

is the subject of a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction, or a demand for payment of delinquent taxes and public dues, due to a decline in its financial or credit status;

(2)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(3)

is the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under laws and ordinances), liquidation or an out-of-court workout;

(4)	passes a resolution to conduct a capital reduction or to abolish, suspend, or transfer all or a material part of its business;

(5)	dishonors a note or check, or otherwise becomes insolvent or suspends payments; or

(6)	undergoes a change in major shareholder or management, due to which the terminating party considers the continuation of this Agreement to be inappropriate.

3.

PayPay may immediately suspend performance of its obligations under or terminate all or part of this Agreement and other agreements with Yahoo, without assuming any liability and without prior notice or demand for cure, if:

(1)	Yahoo is determined by PayPay to have damaged, or to be likely to damage, the credibility of PayPay;

(2)	Yahoo has breached laws and ordinances, or PayPay otherwise determines that the continuation of this Agreement would be inappropriate; or

(3)	the content or form of the PayPay Bonus Eligible Services is determined by PayPay to be inappropriate.

4.

If either party falls under any item of Paragraph 2, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash. If PayPay terminates this Agreement under the preceding paragraph, the same applies with respect to Yahoo.

5.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 16 Procedure on Contract Termination

1.	If this Agreement is terminated, PayPay will suspend provision of the Entrusted Functions provided to Yahoo for the undertaking of the Work in the manner designated by PayPay.

2.	This Agreement applies to transactions using PayPay Bonus conducted prior to suspension under the preceding paragraph.

Article 17 Use of Marks for PayPay Bonus Alliance

1.

Yahoo may cause PayPay to publish the trademarks, logos, and the like (“Logo Marks”) of Yahoo in announcements made during the term of this Agreement, in the manner designated by Yahoo, in order to indicate Yahoo’s status as an alliance partner of PayPay in connection with PayPay Bonus

2.	PayPay authorizes Yahoo and Yahoo Partners to use the trademarks of PayPay in the manner specified by PayPay in advance.

Article 18 Survival

Article 12 (No Transfer of Rights and Obligations), Article 13 (Confidentiality), Article 14 (Term), Paragraph 2, Article 15 (Termination for Cause), Paragraph 5, Article 16 (Procedure on Contract Termination), Article 17 (Use of Marks for PayPay Bonus Alliance), Paragraph 2, this Article (Survival), Article 19 (Damages), Article 20 (Consultation), Article 21 (Governing Law), Article 22 (Jurisdiction), and Article 23 (Termination of Former Agreement) will remain effective after the termination of this Agreement.

Article 19 Damages

If either party causes damage to the other party or a third party due to a reason attributable to itself in connection with the performance of this Agreement, the responsible party shall compensate for that damage.

Article 20 Consultation

The parties shall consult in good faith to resolve any matter not provided for in this Agreement.

Article 21 Governing Law

This Agreement and all actions contemplated herein are governed by and shall be interpreted in accordance with the laws of Japan.

Article 22 Jurisdiction

The Tokyo District Court has exclusive jurisdiction as the court of first instance over any dispute that arises in connection with the provisions of this Agreement.

Article 23 Termination of Former Agreement

The parties hereby agree to terminate the Services Agreement on Issuance of PayPay Bonus already concluded between the parties and dated March 4, 2019 (Yahoo administration number: YJ19—10000966, hereinafter referred to as the “Former Agreement”) by mutual agreement as of the day prior to the date indicated at the end of this Agreement, and after the date indicated at the end of this Agreement, only this Agreement will apply with respect to the Services. However, in the event of any obligation that has not been performed at the time of termination of the Former Agreement, the provisions of the Former Agreement shall apply until the performance of any such obligation is completed. In addition, any memorandum, etc. concluded ancillary to the Former Agreement (including the Memorandum on the Handling of Personal Information as set forth in Paragraph 4 of Article 3) shall be deemed effective as ancillary to this Agreement even after the date set forth at the end of this Agreement, unless it is against the spirit of this Agreement.

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IN WITNESS WHEREOF, this Agreement shall be prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

August 21, 2019

Yahoo:	1-3 Kioicho, Chiyoda-ku, Tokyo
Yahoo Japan Corporation
Kentaro Kawabe, President &CEO

PayPay:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
Ichiro Nakayama, President and Representative Director